Exhibit 15
May 7, 2015
El Paso Electric Company El Paso, Texas
Re: Registration Statement Nos. 333‑142557, 333-196628, and 333‑198989
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 7, 2015 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
Very truly yours,

/s/ KPMG LLP

Kansas City, Missouri